Exhibit 19.1

ROKU, INC.
INSIDER TRADING POLICY
APPROVED BY THE BOARD OF DIRECTORS
September 12, 2017
As Amended September 25, 2024

Introduction
You may, during the course of your employment or directorship with Roku, Inc. or its subsidiaries (“Roku”), receive important information that is not yet publicly available (“inside information”), about Roku or about other publicly traded companies with which Roku has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in Roku’s stock, or stock of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”). This Insider Trading Policy (the “policy”) describes prohibited and acceptable securities transactions for the “Covered Insiders” listed below. “Securities” include common and preferred stock, bonds, stock options and restricted stock units, and other derivative instruments (such as put or call options, futures, swaps and warrants). “Trading” includes buying, selling or gifting securities, engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative securities transactions. Investments in mutual funds, index funds and ETFs that are invested in a broad portfolio of companies, including Roku, are not transactions subject to this policy.
Covered Insiders
This policy applies to all employees and directors of Roku, although certain specified provisions only apply to officers and directors of Roku. Generally, this policy also applies to (1) any immediate family members or other individuals living in your household, (2) any immediate family members who do not live in your household but whose securities trading activities are controlled or influenced by you, and (3) any entities (such as a trust, corporation or partnership) whose securities trading activities are controlled or influenced by you. Roku may determine that other persons should be subject to this policy, such as contingent workers who have access to material nonpublic information. Roku will notify contingent workers who are subject to this policy.
Insider Trading Policy
Securities Transactions
It is illegal and prohibited to use inside information for personal gain, or to pass on (or “tip”) inside information to someone who uses it for personal gain, regardless of the quantity of shares involved. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.
Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information (which may also be referred to as “material nonpublic information”). Information is material if there is a substantial likelihood that it would influence a reasonable investor to buy, hold or sell securities. This information could be positive or negative. Information is nonpublic if it has not yet been released and disseminated to the general public on a broad-based non-exclusionary basis. If the information makes you want to buy, hold or trade, it would probably have the same effect on others.
If you possess inside information, you may not trade in a company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. You may never recommend to another person that he or she buy, hold or sell Roku securities.

Roku, Inc.
Insider Trading Policy
Although by no means an all-inclusive list, information about the following may be considered to be inside information until it is publicly disseminated:
•financial results or forecasts;
•acquisitions or dispositions;
•events regarding our securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in our dividend policies or amounts);
•entering into, materially amending or terminating contracts with major business partners;
•any actual data or security breach, or any investigation related to a potential data or security breach;
•operating results or key operating metrics;
•top management or control changes;
•possible tender offers;
•significant write offs, restatements of financial results, restructurings or material impairments;
•actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
•impending bankruptcy or financial liquidity problems;
•gain or loss of significant customers or suppliers;
•launch of major new products or services in new categories;
•changes in pricing or discount policies or practices;
•communications with government agencies;
•changes in independent auditors, or notification that the company may no longer rely on an audit report; and
•notice of issuance of patents.
For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, in situations in which material information is being disclosed other than as part of our regularly scheduled quarterly or annual earnings announcements, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in Roku’s securities on Friday.
Stock Trading by Covered Insiders
We require all Covered Insiders to do more than refrain from insider trading. We require that they limit their transactions in Roku’s stock to defined time periods following public dissemination of quarterly and annual financial results.
Trading Window
Generally, except as set forth in this policy, all Covered Insiders may buy or sell securities of Roku only (i) during an “open” trading window and (ii) when they are not in possession of inside information.
Roku’s trading window generally (i) opens at the start of the second full trading day after the public dissemination of Roku’s annual or quarterly financial results and (i) closes at the end of the business day Pacific Time on the following dates:
•First Quarter – March 15
•Second Quarter – June 15
•Third Quarter – September 15
•Fourth Quarter – the Wednesday before the U.S. Thanksgiving holiday
In the event any of these dates falls on a holiday or weekend, the trading window will close at the end of the business day Pacific Time on the preceding trading day.
The trading window may be closed early or may not open if, in the judgment of Roku’s Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make

Roku, Inc.
Insider Trading Policy
trades by Covered Insiders inappropriate. In the event the trading window does not open or there is an interim closed trading window, the trading window generally will open at the start of the third trading day after the material nonpublic information is released or announced to the public. Please note that if the trading window has closed early, had a delayed opening or has not opened, that information is considered inside information.
A Covered Insider who believes that special circumstances require him or her to trade outside of an open trading window should consult with Roku’s General Counsel. Permission to trade outside an open trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
Exceptions to the Closed Trading Window
10b5-1 Automatic Trading Programs. Purchases or sales of Roku’s securities made pursuant to, and in compliance with, a written plan established by a Covered Insider that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”), may be made without restriction to any particular period provided that (i) the Trading Plan is adopted and acted on in good faith, in compliance with the requirements of Rule 10b5-1, (ii) adopted at a time when such individual was not in possession of material nonpublic information about Roku and Roku had not closed the trading window, and (iii) the Trading Plan was reviewed by Roku’s General Counsel, or a designee appointed by the General Counsel for such purposes prior to establishment, solely to confirm compliance with the securities laws and policies Roku may establish from time to time with respect to Trading Plans, including Roku’s Policy Regarding 10b5-1 Trading Plans. The General Counsel or designee must be notified of the establishment of any such Trading Plan, and the termination of such Trading Plan. Please email [internal company email address] if you wish to establish a Trading Plan.
Cash Stock Option Exercises. Stock options granted under Roku’s equity compensation plans may be exercised outside of an open trading window so long as the exercise price and the taxes due on exercise are paid in cash (shares may not be sold to cover the exercise price or taxes due). However, any subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock may only be completed during an open trading window (and when the Covered Insider is not in position of inside information) or pursuant to a Trading Plan.
Restricted Stock Unit Tax Withholding Transactions. During a closed trading window, shares of Roku common stock may be surrendered directly to Roku to satisfy tax withholding obligations upon the vesting of restricted stock units (referred to as “net share settlement”), or Roku may sell shares on behalf of an employee to pay taxes due when restricted stock units vest (referred to as “sell-to-cover”). However, the subsequent sale or other disposition of the net shares of stock acquired upon the vesting of restricted stock units may only be completed during an open trading window (and when the Covered Insider is not in possession of inside information) or pursuant to a Trading Plan.
Prohibition of Speculative or Short-Term Trading
Covered Insiders may not engage in the following transactions with respect to Roku securities at any time:
•short sales;
•transactions in put or call options;
•hedging transactions;
•margin accounts;
•pledges; or
•other inherently speculative transactions.
Covered Insiders may invest in exchange funds for the purpose of portfolio diversification, subject to pre-clearance from the General Counsel.
Pre-Clearance of Transactions
In addition to the requirements above, officers and directors and other members of management who have been notified that they are subject to pre-clearance requirements may not engage in any transaction in Roku’s

Roku, Inc.
Insider Trading Policy
securities, including any purchase or sale in the open market, exercise of a stock option, gift or other transfer of beneficial ownership (other than a purchase or sale pursuant to a pre-approved Trading Plan), without first obtaining pre-clearance of the transaction from the General Counsel or a designee of the General Counsel at least two business days in advance of the proposed transaction. The General Counsel or designee will then determine whether the transaction may proceed and, if so, will work with the Stock Administration Department to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Even after a transaction is approved for pre-clearance, you may not transact in Roku’s securities if the transaction occurs during a closed trading window, or if you become aware of material nonpublic information before the transaction is executed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. Roku may, at its discretion, shorten such period of time.
Upon completion of any transaction, the officer or director or other member of management must immediately notify the General Counsel or designee and the Stock Administration Department so that Roku may assist in any Section 16 reporting obligations.
Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.
Trading in Securities of Other Companies
You may not trade in the securities of another company while you possess inside information regarding that company gained through your work at Roku or while you possess inside information regarding Roku that could potentially affect the other company. You should keep inside information regarding other companies confidential at all times (including, where appropriate, even the fact that Roku is engaged in discussions or negotiations with another company) and should not tip the inside information to anyone (including immediate family members).
Duration of Policy’s Applicability
If your employment, directorship or engagement with Roku terminates, you are no longer subject to Roku’s closed trading window then in effect. However, the prohibition on insider trading is governed by securities laws that apply to any trade, and not just by the trading windows and other terms set forth in this policy. As such, if you are in possession of inside information when your relationship with Roku concludes, you may not trade in Roku’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.
Failure to Comply
Failure to comply with this policy may result in disciplinary action by Roku, up to and including termination of employment, directorship or contractual arrangement. Anyone who effects transactions in Roku’s stock or the stock of other public companies engaged in business transactions with Roku (or provides information to enable others to do so) on the basis of inside information may be subject to both civil liability and criminal penalties, as well as disciplinary action by Roku, including disgorgement of profits, and other disciplinary action up to and including termination of employment, directorship or contractual arrangement.
Questions
If you have questions about this policy, you should contact your own attorney, or Roku’s General Counsel at [internal company email address]. Questions regarding Trading Plans should be directed to [internal company email address]. Please also see Frequently Asked Questions attached hereto as EXHIBIT A.

Roku, Inc.
Insider Trading Policy
EXHIBIT A
FREQUENTLY ASKED QUESTIONS
1.What is insider trading?
Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information (also known as “inside information”). Insider trading includes disclosing material nonpublic information to another person who then trades securities on the basis of that disclosed information (referred to as “tipping”). This includes trades of securities of Roku and any other companies for which you possess material nonpublic information, whether directly or indirectly (including transactions made on your behalf or on behalf of your family members by money managers). Insider trading also may include trading in options (puts and calls), the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material nonpublic information and you trade, you have broken the law.
2.Why is insider trading illegal?
If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.
3.What is material, nonpublic information (or “inside information”)?
Information is material if there is a substantial likelihood it would influence a reasonable investor to buy, hold or sell a stock, bond, future, or other security. This information could be positive or negative. Information that may be considered material information includes, without limitation: financial results, potential acquisitions, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the general public on a broad-based non-exclusionary basis. Additional details can be found in the “Inside Information” section of Roku’s Insider Trading Policy.
4.Who can be guilty of insider trading?
Anyone who buys or sells a security while in possession of material nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Roku – if you know something material about the value of a security that not everyone else knows, regardless of who you are, you can be found guilty of insider trading.
5.What if I work in an office outside of the United States?
It makes no difference. The policy and law applies to you. Because our common stock trades on a U.S. securities exchange, the insider trading laws of the United States apply. The U.S. Securities and Exchange Commission (the “SEC”) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (“FINRA”) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by internationally based individuals and firms.
6.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about Roku with anyone outside Roku, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Roku or companies with which Roku does business.

Roku, Inc.
Insider Trading Policy
7.What if I don’t tell them the information itself, but I just tell them whether they should buy or sell?
That is still tipping, and you can still be found guilty of insider trading. According to our policies, you should not recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock, as that could be a form of tipping.
8.What are the penalties if I trade on inside information, or tip off someone else?
In addition to disciplinary action by Roku, anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
9.What is “loss avoided”?
If you sell common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
10.Am I restricted from trading securities of any companies other than Roku (for example a customer or competitor of Roku)?
Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Roku, you sometimes obtain sensitive, material information about other companies and their business dealings with Roku.
11.So if I do not trade Roku securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees may violate our policies by breaching their confidentiality obligations or by recommending Roku stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy and these FAQs carefully.
12.If I am aware of new product or service developments that have not been announced to the public, do I possess material nonpublic information?
In most circumstances, Roku does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material nonpublic information. If you have a question regarding whether or not the information that you have regarding Roku’s plans regarding the development or release of particular new products or services should be considered material nonpublic information, you should consult with our General Counsel at [internal company email address].

Roku, Inc.
Insider Trading Policy
13.So when can I buy or sell my Roku securities?
According to our policies, if you have material nonpublic information, you may not buy or sell our common stock until a sufficient time after that information has been widely disclosed through a press release or SEC filing. In the case of our quarterly closed trading window periods, the trading window will open at the start of the second full trading day after the public dissemination of our financial results (e.g., if we release earnings on a Thursday afternoon, the trading window will open on the following Monday). For other closed trading windows, the trading window generally will open at the start of the third trading day after that information is released or announced to the public (e.g., if we release the information on a Thursday afternoon, the trading window will open on the following Tuesday). At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any closed trading window period. (Roku’s Insider Trading Policy describes the quarterly closed trading window periods, and additional closed trading window periods that may be announced by email.)
14.If I have an open order to buy or sell Roku securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?
No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of Roku’s Insider Trading Policy and may also be a violation of insider trading laws.
15.Am I allowed to trade speculative derivative securities (such as publicly traded put and call options) of Roku? Or short Roku common stock?
No. You may not trade in speculative derivative securities related to our common stock, such as publicly traded call and put options. In addition, you may not engage in short selling of our common stock.
“Derivative securities” are securities that derive their value from an underlying asset (such as our common stock). Some derivative securities are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of such speculative derivative securities include (but are not limited to) put options, call options, futures and forwards. You may not trade in such speculative derivative securities related to our common stock. Employee stock options are also a type of derivative security, but Roku does not consider them to be speculative derivative securities and you may exercise such stock options in accordance with Roku’s Insider Trading Policy.
“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
16.Why does Roku prohibit trading in speculative derivative securities and short selling?
Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
17.Can I purchase Roku securities on margin or hold them in a margin account?
You may not purchase our common stock on margin or hold it in a margin account at any time. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

Roku, Inc.
Insider Trading Policy
18.Why does Roku prohibit purchasing Roku securities on margin or holding them in a margin account?
Margin loans are subject to a margin call whether or not you possess inside information at the time of the call. If your margin call were called at a time when you had inside information and you could not or did not supply other collateral, you and Roku could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
19.Can I pledge my Roku shares as collateral for a personal loan?
No. Pledging your shares as collateral for a personal loan could cause you to transfer your shares during a closed window period. As a result, you may not pledge your shares as collateral for a loan.
20.Can I exercise stock options during a closed trading window or when I possess material nonpublic information?
Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a closed trading window or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.
21.Am I subject to the closed trading window if I am no longer with Roku?
If your engagement, employment or directorship with Roku terminates, you are no longer subject to Roku’s closed trading window then in effect. However, the prohibition on insider trading is governed by securities laws that apply to any trade, and not just by the trading windows and other terms set forth in our policy. That restriction stays with you as long as the information you possess is material and not released by Roku. As such, you must consider the timing of your transactions and whether you are in possession of material nonpublic information at that time.
22.Can I gift stock while I possess material nonpublic information or during a closed trading window?
Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a closed trading window.
23.What if I purchased publicly traded put or call options or other speculative derivative securities before I became subject to Roku’s Insider Trading Policy?
The same rules apply as for employee stock options. You may exercise the publicly traded put or call options at any time, but you may not sell such securities during a closed trading window or at any time that you have material nonpublic information. When you become a Roku employee, director or contingent worker subject to this policy, you must report to our Legal Department that you hold such publicly traded options or other derivative securities.
24.May I own shares of a mutual fund that invests in Roku? May I own shares of an exchange traded fund (“ETF”) that includes Roku stock?
Yes, and yes, subject to U.S. insider trading laws.
25.Are mutual fund shares holding Roku subject to the closed trading window? What about ETFs?
No. You may trade in mutual funds, index funds or ETFs that include Roku’s common stock at any time, subject to U.S. insider trading laws.

Roku, Inc.
Insider Trading Policy
26.May I use a “routine trading program” or “10b5-1 plan”?
Yes, subject to the requirements discussed in Roku’s Insider Trading Policy and Roku’s Policy Regarding 10b5-1 Trading Plans. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please email [internal company email address].
27.What happens if I violate Roku’s Insider Trading Policy?
Violation of our policies may result in severe personnel action, up to and including termination of your employment or other relationship with Roku. In addition, you may be subject to criminal and civil enforcement actions by the government.
28.Who should I contact if I have questions about Roku’s Insider Trading Policy?
You should contact Roku’s General Counsel at [internal company email address].

ROKU, INC.
POLICY REGARDING 10B5-1 TRADING PLANS
Effective February 10, 2023 (As Amended September 25, 2024)
This Roku, Inc. (“Roku”) Policy Regarding 10b5-1 Trading Plans (the “Policy”) describes the rules and processes for establishing a 10b5-1 trading plan to facilitate the automated trading of Roku securities. This Policy applies to all trading plans adopted after February 10, 2023.
What is a 10b5-1 trading plan?
As described in Roku’s Insider Trading Policy, there is a general prohibition on buying or selling securities while in possession of material nonpublic information. A 10b5-1 trading plan (a “trading plan”) creates an affirmative defense to claims of insider trading if the plan (i) is adopted and acted on in good faith, (ii) is adopted at a time when the seller is not aware of material nonpublic information and (iii) establishes pre-planned transactions. Typically, a trading plan is entered into between you and your securities brokerage firm and identifies what shares should be sold or what stock options should be exercised and sold, how many shares should be sold, and the timing of the sales. A trading plan may also include other parameters for trades (e.g., setting minimum market prices for sales, etc.). A trading plan can be designed to facilitate pre-planned trades even during Roku’s closed trading windows.
Who may adopt a trading plan?
Any Roku employee, contingent worker or non-employee director (i.e., non-employee members of Roku’s Board of Directors) who holds Roku securities may enter into a trading plan. All Roku employees, and contingent workers and non-employee directors are encouraged to enter into a trading plan if they plan to trade Roku securities.
When may I enter into a trading plan?
You may enter into a trading plan only when:
•Roku’s trading window is open; and
•You are not in possession of material nonpublic information.
Please review Roku’s Insider Trading Policy for details on Roku’s trading windows and the definition of “material nonpublic information.”
If you wish to establish a trading plan, you can (and should) start working on your trading plan with your securities broker well in advance of the time that you want to start trading Roku securities. You can begin working on a trading plan during a closed window (although, as noted above, a trading plan can only be adopted during an open window and while you are not in possession of material nonpublic information).
What terms does Roku require with respect to trading plans?
•A trading plan may not last longer than one year from the first authorized trade date under the trading plan (so, you may need to plan for a renewal prior to the expiration of your trading plan).
•The first trade under a trading plan cannot occur until after the applicable “Cooling-Off Period” as set forth below:
•For most Roku employees, the first trade under a trading plan cannot occur until 30 days after the date such person signs the trading plan.
•For Roku non-employee directors, Section 16 officers, and Senior Vice Presidents or Presidents who report directly to the Chief Executive Officer only, the first trade under a trading plan cannot occur until the later of (i) 90 days after the date such person signs the trading plan and (ii) two business days following Roku’s filing of a Form 10-Q or Form 10-K covering the fiscal
1

Roku, Inc.
Policy Regarding 10b5-1 Trading Plans
quarter in which the plan was adopted, but in any event no later than 120 days after such person signs the trading plan.
•Roku has the right to review, reject and rescind the trading plan prior to the trading plan becoming effective.
•You will be required to certify to Roku in the body of your trading plan that you are not aware of material nonpublic information and that you are adopting the plan in good faith and not as part of a scheme to evade the prohibitions against illegal insider trading.
How many trading plans may I have in effect at any one time?
Generally, you may have only one trading plan in effect at any time, subject to the following exceptions:
•You may adopt a new trading plan to replace an existing trading plan, but only if the first scheduled trade under the new trading plan does not occur before the last scheduled trade of the existing trading plan. The replacement trading plan must also comply with the applicable Cooling-Off Period described above.
•The restriction on overlapping trading plans does not apply to trading plans adopted for the purpose of an eligible “sell-to-cover” transaction1 involving the sale of shares to satisfy tax withholding obligations arising from the vesting of restricted stock units (“RSUs”) (but not stock options). Thus, an eligible sell-to-cover trading plan (or multiple eligible sell-to-cover trading plans) may be in place at the same time as a non-sell-to-cover plan.
Are there any restrictions on “single-trade” plans?
In any 12-month period, no more than one of your trading plans can be a “single-trade plan” (i.e., a trading plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction). Eligible sell-to-cover trading plans are exempt from this restriction.
May trading plans include trades that occur during a closed window?
Yes. Trading plans may include trades that occur during a closed window.
May I modify or early terminate my trading plan?
You may not modify a trading plan once you put it in place, but you may early terminate the trading plan in its entirety. You may only early terminate a trading plan during an open trading window. If you early terminate your trading plan, you must wait at least 30 days before trading the Roku securities that were included in the terminated trading plan on the open market.
May I trade outside of a trading plan?
Yes, but you may not sell the securities that are included in any trading plan that is in effect or scheduled to come into effect. For example, if you identify a specific tranche of vested RSU shares to be sold under your trading plan, you cannot sell those same shares in an open window while the trading plan is in effect. You can still sell shares that are not covered by the trading plan or trade other Roku securities that you hold that are not covered by a trading plan (e.g., you could exercise and sell a stock option not covered by a trading plan).
In addition, you may not conduct opposite way transactions in the open market while you have a trading plan in place (e.g., if you have a trading plan to sell Roku stock, you may not buy Roku stock in the open market during the duration of your trading plan).
What is the process for creating a trading plan?
Generally, your securities broker will have a form trading plan that Roku’s Legal Department (“Legal”) must review and approve. While the trading plan is primarily a contract between you and your securities broker,
1 As defined in Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended.
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Roku, Inc.
Policy Regarding 10b5-1 Trading Plans
Roku has established trading plan templates with certain securities brokers, including E*TRADE, to help ensure that those trading plans are consistent with this Policy.
To create a trading plan with E*TRADE (now part of Morgan Stanley at Work), please email [internal company email address]. You will be asked to provide details regarding your desired trading plan. E*TRADE will generate a draft trading plan for your review and approval, after which Legal and Roku’s Stock Administration Department (“Stock Administration”) will review. Legal will then send the approved trading plan to you for electronic signature; the trading plan must be electronically signed by you on the same date as the effective date written on the plan. The trading plan will then be executed by Legal on behalf of Roku, and Legal will forward it to E*TRADE for countersignature.
If you are working with a securities broker other than E*TRADE, please email a copy of the securities broker’s draft trading plan to [internal company email address]. Legal and Stock Administration will review your trading plan for consistency with this Policy and will revert to you. Legal will then send the approved trading plan to you for electronic signature; the trading plan must be electronically signed by you on the same date as the effective date written on the plan. The trading plan will then be executed by Legal on behalf of Roku, and Legal will forward it to your securities broker for countersignature.
Trading plans must be executed by you and Roku during an open trading window. However, you do not need to wait until an open trading window to submit a draft trading plan for review. Please note the following deadlines for submission of draft trading plans to [internal company email address]:
•Draft E*TRADE trading plans must be provided at least three business days prior to the end of an open window; and
•Draft trading plans from other securities brokers must be provided at least ten business days prior to the end of an open window.
If your draft trading plan is not sent to [internal company email address] prior to these deadlines, the trading plan may not be finalized prior to the closing of the open window.
Will information regarding my trading plan be publicly disclosed?
Only if you are a Roku non-employee director or Section 16 officer. Roku will be required to disclose in its Form 10-K and 10-Q filings certain information regarding such individuals’ trading plans or arrangements, including: the individual’s name and title; the duration and date of adoption or termination of the trading plan or arrangement; the number of securities to be sold or purchased; and whether the trading plan or arrangement is a Rule 10b5-1 trading plan or a non-Rule 10b5-1 “trading arrangement.”
Forms 4 and 5 filed on behalf of non-employee directors and Section 16 officers must indicate whether a reported transaction is pursuant to a trading plan that is “intended to satisfy the affirmative defense conditions” of Rule 10b5-1 and provide the date of adoption of any such 10b5-1 trading plan.
Securities Law Considerations
Rule 10b5-1 is only an affirmative defense to liability against a Rule 10b-5 action brought under federal law. You are still required to adhere to Roku’s Insider Trading Policy and comply with the federal and state regulations pertaining to insider trading.
Failure to Comply
Failure to comply with this Policy may result in disciplinary action by Roku, up to and including termination of employment, directorship or contractual arrangement.
Questions
If you have questions regarding your Roku equity awards or E*TRADE, please contact Stock Administration at [internal company email address]. If you have questions regarding this Policy, please contact [internal company email address].
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